FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to the July 8, 2008 Employment Agreement (the “Agreement”) by and among Westell Technologies, Inc., a Delaware corporation (the “Company”), Westell, Inc., an Illinois corporation (the “Operating Subsidiary”) and Bernard F. Sergesketter (“Executive”) is entered into the 29th day of September, 2008 with effectiveness as of July 8, 2008.

WHEREAS, the parties desire to amend the Agreement so as to make Executive eligible for participation in the Operating Subsidiary’s 401(k) plan, effective as of the commencement of employment on July 8, 2008;

NOW THEREFORE, the parties agree as follows:

1. The existing last sentence of Section 2.1 of the Agreement is deleted and two new sentences are added in its place to read as follows

“Executive shall be entitled to participate in the Operating Subsidiary’s 401(k) plan. Except for such participation and except for the stock option described in Section 2.2 below, Executive shall not be eligible to participate in any bonus, retirement, vacation, Section 125 spending account, medical or vision coverage, disability, life insurance, stock purchase, or other benefit plans, practices, policies or programs of the Company. “

2. Except as amended hereby, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first above written.

Westell Technologies, Inc.

By: /s/ John W. Seaholtz

Chairman of the board

Westell, Inc.

By: /s/ John W. Seaholtz

Chairman of the board

/s/ Bernard F. Sergesketter

Bernard F. Sergesketter